Exhibit 10.20

Contract number: 2009 (XXZ) 0008

Domestic Factoring Contract

(with the right to recourse )

Borrower (Party A) : Xi’ an Qinba Pharmaceuticals Co,. Ltd.
Address : B0601 Chuangye Square, No. 48 Keji Road, High-tech Zone Xi’ an City
Legal Representative: Guozhu Wang
Authorized agent : Yang Xu
Telephone: 0916-6222152     Fax:       Post Code: 723500
Factoring Bank (Party B): Industrial and Commercial Bank of China Co., Ltd. Hanzhong Branch
Address: Renmin Road, Hanhe Qu, Hanzhong City, Shaanxi Province
Principal: Qi Jin
Telephone: 0916-6221649    Fax:  Post Code: 723500

Whereas:  Because of the accounts receivables between Party A the seller and its buyer, party A applied party B with domestic factoring business with recourse(with recourse/ without recourse). In order to make the two parties’ obligation clear and keep their promises, the two parties entered this contract through their equally negotiation, according to the contract law of PRC and others regulations and rules.

Article 1   Definitions

1.1	The terms used in this contract are defined as follows unless there are other regulations about those terms:
1.1.1
Factoring business with recourse: party A transfers its accounts receivable resulted from selling products and offer service or others to its buyer, and then party B provides accounts receivable financing and other related financial service. If the buyer can not pay the accounts receivable fully in the assumed period, party B has the right to recourse the unpaid financial fund to party A .

1.1.2
Factoring business without recourse : party A transfers its accounts receivable resulted from selling products and offer service or others to its buyer, and then party B provides accounts receivable financing and other related financial service. If the buyer can not pay the accounts receivable fully in the assumed period because of financial status and credit standing, party B has no the right to recourse the unpaid financial fund to party A .

1.1.3	Sales and purchase agreement or service agreement: is referred as the agreement entered by party A and its buyer which occur the accounts receivable mentioned in this contract.
1.1.4
Accounts receivable: the only, specific, detailed and exclusive incontrovertible legal debt occurred between party A and its buyer on the basis of true, legal transaction and debt relationship, which is transferred to party B by party A.

1.1.5	The actual amounts of accounts receivable invoice: the rest amounts deducted the collected amounts from the invoice’s .amounts
1.1.6	Factoring financing amounts: the accounts receivable financing amounts offered to party A by party B according to this contract.

1.1.7
Interest settlement date: as for the one time settlement interest, the interest settlement date is when the financing was issued by party B. as for monthly settlement interest the settlement date is the twentieth day every month; as for the quarterly settlement date, the settlement date is the twentieth day of the last month every season.

1.1.8	Factoring balance: refers to the remaining capital after the account receivable deducting the financing principle, financing interest, overdue penalty interests and other related fees.
1.1.9
Factoring account: the special account open in party B which will be used for collecting accounts receivable, deducting the factoring financial principle and interest and paying the factoring balance ; which is the only legal account collecting the account receivable under this contract.

1.1.10	Factoring transaction fees : which is paid by Party B to party A rendering the financing or other service offered by party B , according to this contract..

Article 2  Presentation and Guarantees by party A

2.1	Party A is a legal entity (or the branch authorized by legal entity), with valid business license and own its assets legally and operate its business.
2.2	Party A has the ability to exercise the obligation and rights set forth in this contract.
2.3	The signing and executing of this contract will not conflict with or breach the laws and regulations obeyed by party A .
2.4	All the information party A provided to part B is true, accurate, complete and nothing is hidden, there is no disclosure of a major debt to the Party B.
2.5
The receivable accounts which Party A transferred to Party B resulting from the purchase and sale contracts or services contracts and obligations between the corresponding is real, legitimate, effective, and not controversial.

2.6	The sale and purchase or service contract made by party A and purchaser does not contain any restrictions terms on the transfer of receivable accounts.
2.7
The receivable accounts transferred from party A to party B is of a clear, no flaws, Party A can not transfer to any third party, nor any of its third person for the right to set any other priority claim of quality right.

2.8
When the contract come into force, there is no proposed or pending against the Party, and could cause them any form of substantial adverse effects of litigation, arbitration or other potentially significant disputes.

2.9	Available to the Party B's latest financial statements made according to Chinese law and sections, as well as applicable accounting principles, complete, true and fair reflection of the Party

A at the end of the financial period of the financial position and performance. From the date of the financial statements, the Party's business or financial condition is of no substantive adverse change.

2.10
Party A set the factoring account as 2606051329000022139 which is used for receiving the corresponding factoring financing and deduction of principal and interest. Without the consent of Party B, Party A shall not withdraw any money from the account, nor issue any instructions of payment from the account.

2.11
Party A authorizes Party B to the daily supervision of the account agreement set on February 10, including but not limited to record and have the knowledge about the funds of the income and expenditure, but also check the amount credited into account of party B.

2.12	In the following circumstances, Party B is entitled from the February 10 agreement of the account directly to retain or transfer the corresponding principal and interest and related financing costs:

2.12.1	At the end of this contract, party A does not pay the payable interest in full;
2.12.2	Financing due date (including the Party called for early maturity) party A does not pay in full the interest should also finance.
2.12.3	Corresponding accounts receivable financing credited into account in advance.
2.13
If financing agreement on February 10 due date the amount of the accounts they can not pay in full principal and interest corresponding to the factoring financing, Party B has right to deduct the corresponding amount from Party A in satisfaction of all principal and interest and financing loans and other expenses. Non-recourse factoring don’t implement the provisions of this article.

2.14	Financing purposes under this contract is for the procurement of raw materials. Without the written consent of Party B, Party A shall not be diverted financing funds for other purposes.

Article 3 Factoring financing amount and duration

3.1
Party A claims to accounts receivable and related rights transferred to Party B, after examination and confirmation by party B, in accordance with this contract, each corresponding accounts receivable invoice factoring financing amount and, for a total six million RMB of management financing.

3.2
Each accounts offered to party A  by party B receivable financing invoice the corresponding factoring period from self-financing mutually agreed payment date until the financing Party repayment date, specific, see "Accounts receivable transfer list."

3.3
Actual withdrawal date and payment date subject to a receipt for records. Loan receipt is an integral part of this contract and has the same legal effect with the contract, loan receipt and the "transfer list receivable" recorded in the amount of factoring financing, financing matters is inconsistent, an loan receipt shall prevail.

Article 4 Factoring financing rate, interest and costs

4.1	Factoring financing under this contract, interest rate, see "transfer of accounts receivable list".
4.2	Financing interest rate determined in accordance with paragraph 4.2.2
4.2.1	Financing interest rate is in accordance with a business day of the three-month Shibor plus basis points (BP) implementation (annual interest rate or monthly rate).
4.2.2
Financing interest rates determined by the base rate plus a floating rate, which benchmark rate is in accordance with withdrawal date of Article 3.2 of the contract agreed upon by the trial loan period as announced by the People's Bank loan interest rate with the grade of the RMB floating range for the 0 (higher or lower) floating%.

4.3	The borrowing rates determined in accordance with 4.2.2, and party B met benchmark interest rate adjustments after the withdrawal, according to different situations in the following three parts:
A:
Interest rate adjustments implement a one, translated for a period of three months or six months. Interest rate was determined as the first withdrawal date for the first time, the second and subsequent interest rate were determined as the time of withdrawal for the first time on the corresponding day withdrawal from party B by the corresponding grade of the People's Bank of interest rate and the benchmark Article 4.2.2 of the agreement on the floating rate loan interest rate adjustments, interest-bearing section. If you encounter adjustment does not exist in the month on the corresponding date of withdrawal, it should follow the last day of the month for the corresponding day.

Withdrawals on the corresponding day is full of a withdrawal date after the corresponding date, for example, the withdrawal date for the particular year on May 9, according for a period of three months, corresponding to the day on which the second phase is August 9th, for a period of six months the second phase of the corresponding date for the year is on Nov. 9.
B:	On June 21 and December 21 to be adjusted after Party A Withdrawals.
C:	Throughout the financing period is not adjusted.
4.4	Party A has not agreed to repay the loan comes due, the late part of the financing are still using the above method for determining the interest rate.
4.5	If the way People's Bank adjust the loan interest rate to determine, it should follow the relevant regulations of the People's Bank of China.
4.6	Financing under this contract in accordance with 4.6.2 key interest settlement agreement.
4.6.1	When set financing one-time payment of interest.
4.6.2
After the financing issued, the interest will be settled by daily(interest per day = interest per year /360) monthly or seasonally. If the borrow fund is due, the interest and principle will be paid together, please see accounts receivable transfer list. As for monthly settled interest, the settlement date is the twentieth day of every month; As for seasonally settled interest, the settlement date is the twentieth day of the last month (March, June September and December) of every season

4.7
According to item 4.6.1 party B will deduct the financing interest when the financing issued. According to item 4.6.2 , party A will pay the interest to the factoring accounts before the interest settlement date , and party B will deduct it in the account. The overdue interest will be paid with the financing principle .

Article 5  The collection of the accounts receivable

5.1	The accounts receivable under this contract will be collected by the means set forth in item 5.1.2, please see accounts receivable transfer list.
5.1.1	Party B will manage and collect accounts receivable itself.
5.1.2	Under the urge of party A , buyer puts accounts receivable to the factoring accounts in time.
5.2
After party B received the full payment by buyer, party B will check with the financing fund one by one , if it is correct, its financing fund will be write off from accounts receivable transfer list. If there is factoring balance, party B will pay it to party A in time.

Article 6  Account receivable buy-back condition , method and procedure

6.1	If the fault representation and guarantee by party A have bad effect on the payment of accounts receivable under this contract, party A will exercise the buy-back according to the notice of party B.
6.2	In addition to the regulation of 6.1, as for the factoring transaction with recourse consistent with the following terms, party A will exercise the buy-back according to the notice of party B.
6.2.1
Due to product damage or other reasons result in the buyer putting forward the objection on the payment of the accounts receivable . Therefore, buyer will refuse to pay the accounts receivable or pay it in part.

6.2.2
On the due date of factoring financing , party B didn’t received the payment of buyer, or the payment of buyer can not be enough to pay financing principle, financing interest, penalty interest and other fees.

6.2.3	Because there is the branch activity set forth in item 9, party B announced the accounts receivable overdue.
6.3	In addition to the regulation of 6.1, as for the factoring transaction with recourse consistent with the following terms, party A will exercise the buy-back according to the notice of party B.
6.3.1
Due to product damage or other reasons(but not due to financial and credit standing ) result in the buyer putting forward the objection on the payment of the accounts receivable . Therefore, buyer will refuse to pay the accounts receivable or pay it in part.

6.3.2
Buyer can not pay party B the accounts receivable within the assumed day due to trade dispute(including but not limited to, quality, technical or service dispute), debt dispute or debt recourse occurred between party A and buyer or party A and other debtors.

6.3.3	After entering this contract party B the account receivable applied the factoring transaction without recourse will not consistent with this contract terms.
6.4
party A will buy back the uncollected accounts receivable within 3 day after party A received the buy back notice from party B. if party A will buy back the accounts receivable fully , the two parties will enter the written document about the recognition of the buy back of the account receivable , and when the fund arrived, this contract will terminate.

Article 7  The obligation and rights of party A

7.1	Party A will exercise the following obligation and rights according to this contract:
7.1.1	Party A will have the right to demand party B offer financing according to this contract.
7.1.2	Party A will pay factoring transaction fees and factoring financing interest and penalty interest and other fees, and execute the buy back transaction according to this contract.
7.1.3
Party A and buyer will agree that buyer pay the accounts receivable to the factoring account by remitting and other method. If it can not be paid to factoring account by using the note and other settlement method, party A will pay the accounts receivable to factoring account immediately after it received the accounts receivable.

7.1.4	Party A should provide assistance to part B when they supervise the financial states and business management, and prepares all the documents need by party B.
7.1.5	Party A should provide assistances to party B when party B institute legal proceedings against purchase party.
7.1.6	Party B should inform party A five days ahead and provide the following materials when the following events occur.
▪	any liability happened.
▪	liability or any events that may affect the rights of party B
▪	any legal proceedings or arbitrations against any party
▪
Change in its name, domicile, registered capital, business scope, company type, revise regulations, joint-stock reform, contracting, leasing, merger, joint venture, joint venture or cooperation with foreign investors, or finance, stock changes and other important matters.

7.1.7
If the purchase party or the third party provide any guarantee for the account receivable owned by party A, party A should transform it to party B if it is transferable, and if not, party A should provide assistances when party A needs to claim the debts.

7.1.8	Party A should continue to carry out other obligations except the rights of the account receivable.
7.1.9	Party A shall not enable to sign any other contracts that may harm the benefits of party B.
7.2	Party B takes the final responsible for repayment.

Article 8 Rights and Obligations of Party B

8.1	The rights and obligations of party B are as follow:
8.1.1	When the agreement takes into force, party B enjoys all the benefits raised from the account receivable.
8.1.2	If party A fails to repurchase, the party B has the right to carry out recourses and counteract. That is deduct the money directly from part A’s any account in china industry and commercial bank.
8.1.3
Party B has the right to detain the invoices of the account receivable until party B financing the enough money. After receiving enough capital with interest, party B should return the invoices to party A.

8.1.4	Party B releases the money and provides other services according to the rules of the agreement.
8.1.5	Party B should not disclose the information provided by party A to others, unless agreed by the agreement and relative laws.
8.2	Parties B shall have the following rights besides the rights listed in 8.1
8.2.1	If party A fails to repay the financing funds and relatives fees listed in the agreement, party B has the right to deduce the money and relative fees directly from the factoring account.
8.2.2	Party B is entitled to know, supervise, check the production plan, financial statement, etc..
8.2.3
If party B can not afford the financing capital, interest, overdue fees and other fees by receiving the account receivable in the deadline, party B has the right to decide whether to carry out the recourse right to the purchase party, and it has no effect on the repurchase obligation of party A. If party B gets all the payment for goods and it has surplus, party B should return the remaining to party A.

8.3	Party B shall have the following rights besides the rights listed in 8.1
8.3.1	If the purchase side fails to repay the account receivable on time, party B has the right to terminate the business between party A and the purchase party.

Article 9 Liability for Breach of Contract

9.1	General principles
9.1.1	If party A or B breaches the contract, it must take the liabilities.
9.2	The following events occur will incur the liabilities of party A
9.2.1	Party A fails to fulfill their responsibilities according to the agreement, or breach its own representations.
9.2.2	Crossover lliabilities, including any occasions here
▪	Party A has the debts that needs to be repaid before the maturity.
▪	Party A fails to repay the debts on time
▪	Any other creditor who obtain the business or capital, or the property of party A is forced to be executed, that affect party A’s ability to carry out the responsibilities included in this agreement.

9.2.3	Breach liabilities, including each of the following occasions.
▪	Party A terminates or disposes its business or any vital party of it, which may serious affect its ability to fulfill the agreement.
▪	Any negative change in its financial states, which may affect its ability to fulfill the agreement.
9.2.4	The following are all considered as liabilities, besides listed in 9.2.3
▪	Party A or purchase party has bad behavior in loan businesses with party B, including overdue, and owing interests etc.
▪	The bad loan of the account receivable has been increased for two months.
▪	Party A fails to repay the month on time for two month.
▪	Any other occasions which may affect party A carry out its responsibilities.
9.3	If the above events occur, party B has the right to implement the following countermeasures.
9.3.1	Claim party A to correct its behaviors
9.3.2	Terminate this contract
9.3.3	Claim party A to repurchase to account receivable at once.
9.3.4	Deduce the relative fees from party A’s accounts opened in china industry and commercial bank.
9.3.5	Claim party to provide additional legal and effective guarantee.
9.3.6	To get the money directly from the purchase party.
9.4	If party A fails to repay financing capital with interests on time, party B has the right to claim 50% penalty on the overdue financial capital, plus 50% penalty on the overdue interest.
9.5	If party A shall not use the money according to the contract, party B has the right to charge 100% penalty over the loan rate.

Article 10 Other Issues

10.1
Party B write down all the repaid capital, interest, fee and other relative fees, and repaid by purchase party in the account books. The records and receipts conducted by both paties are consisted the legal evidence under this contract.

10.2	Party A can not assign the responsibilities to the third party without the consent of the party A.
10.3	Party B has the right to assign all or part of the obligations to the third party.
10.4
If party B shall not conduct or delay to conduct rights or obligations specified in this agreement, it shall not consider to give up the right or decision, and It can not affect party A enjoys other rights. All the remedial measures can be accumulated; all the remedial measures that allowed by the law also can be adopted.

10.5	Party B can give the notice to the purchase party directly without the consent from party A.

Article 11 Settlement of the Disputes

11.1	In the case disputes occur during implementation of this contract, both parties could settle them via negotiation, if can not be work out, then can adopt the following measures;
11.1.1	Settle down the disputes via arbitration.
11.1.2	Submit to the local court.

Article 12 Termination, Change, Rescind of the Contract

12.1	This contract takes effect upon signing and stamping by both parties.
12.2	Any party can not terminate the contract without the consent from the other party and any changes should be approved by both partied ahead.

12.3	If some of the regulations can not suit to the applicable laws any longer, the two parties should amend it via negotiation.
12.4	The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.
12.5	The termination of the contract can not affect the rights that two parties claim for loss and the effectiveness of the settlement regulations.

Article 13 Attachment

13.1	Unless otherwise stipulated hereof:
13.1.1	All the attachments mentioned in this contract, and all the amendments, supplementary documents.
13.1.2	All the regulations and attachments are all the designated ones specified in the documents.
13.1.3
The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

13.2	All the attachments and supplementary documents are all the indispensable part of this agreement, and they all have the equal legal effect with the contract.
13.3	The attachment included in this contract is the transform list of the account receivable.
13.4	The uncovered items shall be settled down via negotiation by two parties, or executed according to the national laws.
This contracts has four copies, two for each parties, and they all the same legal effect.

Party A (seal):                                                                         Party B (seal):
Guozhu Wang                                                                         Qi Jon

Legal Representative:                                                             Legal Representative:
June 17, 2009                                                                            June 17, 2009